Select Energy Services Reports Second Quarter 2019 Financial Results And Operational Updates

Generated Operating Cash Flow of $38.1 million in the second quarter of 2019

Repaid the remaining $25.0 million of ABL borrowings during the second quarter of 2019, ending the quarter with no bank debt and available liquidity of $263.8 million

Completed the previously announced divestitures of certain non-core assets for year-to-date cash proceeds of $30.1 million

HOUSTON, Aug. 7, 2019 /PRNewswire/ -- Select Energy Services, Inc. (NYSE: WTTR) ("Select" or "the Company"), a leading provider of water management and chemical solutions to the U.S. unconventional oil and gas industry, today announced results for the second quarter ended June 30, 2019.

Revenue for the second quarter of 2019 was $323.9 million as compared to $362.6 million in the first quarter of 2019 and $393.2 million in the second quarter of 2018. Revenue in the second quarter of 2019 was impacted by the divestment of certain non-core operations that contributed an incremental $14.4 million of revenue in the first quarter of 2019 and an incremental $31.6 million in the second quarter of 2018. Net income for the second quarter of 2019 was $8.1 million, which was negatively impacted by several non-recurring charges, largely related to completing the divestment of non-core operations, compared to $1.4 million in the first quarter of 2019 and $25.0 million in the second quarter of 2018.

Gross profit was $39.9 million in the second quarter of 2019 compared to $46.0 million in the first quarter of 2019 and $56.7 million in the second quarter of 2018. Total gross margin for Select was 12.3% in the second quarter of 2019 as compared to 12.7% in the first quarter of 2019 and 14.4% in the second quarter of 2018. Gross margin before depreciation and amortization ("D&A") for the second quarter of 2019 was 21.2% compared to 21.4% for the first quarter of 2019 and 22.2% for the second quarter of 2018.

Adjusted EBITDA was $51.6 million or 15.9% of revenue in the second quarter of 2019 as compared to $53.4 million or 14.7% of revenue in the first quarter of 2019 and $68.2 million or 17.3% of revenue in the second quarter of 2018. Please refer to the end of this release for reconciliations of gross profit before D&A (non-GAAP measure) to gross profit and of Adjusted EBITDA (non-GAAP measure) to net income.

Holli Ladhani, President and CEO, stated, "The team did a good job executing on our strategic objectives during the quarter. Our Northern Delaware Pipeline project is progressing on time and on budget as we continue to advance our additional commercialization discussions. The recently expanded Midland chemicals manufacturing facility hit full stride, leading to improving margins for the Oilfield Chemicals segment, and we completed the divestitures of our non-core operations within the expected range of proceeds. We accomplished all of this while further augmenting a best-in-class balance sheet, concluding the quarter with a net cash balance.

"While 2019 is shaping up to be a tough year for the oilfield services industry, we are taking action to weather the storm. We remain focused on the things we can control, such as costs, customer service, capital discipline, and maintaining a strong balance sheet. Despite pricing pressures that led to a sequential decline in revenue, our consolidated Adjusted EBITDA margins improved in the second quarter. In short, we are adapting to market conditions, and continue to deliver value with more efficiency.

"In addition to our continued focus on costs, we will be judicious in putting additional capital to work this year. Our priorities will be the completion of our Northern Delaware Pipeline project, investing in technology to both advance our service offerings and improve our operational efficiencies as well as investing to maintain our existing asset base. Given current industry conditions, we have revisited our capital budget for 2019, and have reduced it to a range of $120 million to $140 million relative to the range of $140 million to $160 million previously provided. Even after investing in our operations, I remain confident our ongoing business will generate meaningful free cash flow and reiterate our previous unallocated free cash flow expectations."

"I'm also optimistic about our ability to continue to source and execute attractive infrastructure investment opportunities and strategic acquisitions. As we navigate a market that requires ever greater efficiency from service providers, our breadth of capabilities and pristine balance sheet enable us to bring full life cycle solutions to our customers. We also believe our positive net cash position and strong free cash flow generation should provide unique advantages in the current environment," concluded Ladhani.

Business Segment Information

The Water Services segment generated revenues of $202.0 million in the second quarter of 2019, as compared to $220.6 million in the first quarter of 2019 and $234.0 million in the second quarter of 2018. Gross margin before D&A for Water Services was 23.2% in the second quarter of 2019 as compared to 26.1% in the first quarter of 2019 and 24.5% in the second quarter of 2018. The sequential decline in revenue and gross margin before D&A was driven largely by pricing pressures during the quarter.

The Water Infrastructure segment generated revenues of $51.7 million in the second quarter of 2019 as compared to $53.6 million in the first quarter of 2019 and $55.7 million in the second quarter of 2018. The sequential decline in revenues was driven primarily by decreased volumes through the Company's Bakken Pipelines from key customers. Much of these volumes were deferred to the third quarter, and the Company expects activity on these pipelines to increase in the third quarter. Gross margin before D&A for Water Infrastructure was 25.6% in the second quarter of 2019 as compared to 22.7% in the first quarter of 2019 and 32.0% in the second quarter of 2018. The improvement in sequential gross margin before D&A in the second quarter of 2019 was driven primarily by reduced costs in the Northern Delaware infrastructure operations from first quarter seasonal impacts as well as improved profitability in the water sourcing and gathering and disposal operations.

The Oilfield Chemicals segment generated revenues of $63.0 million in the second quarter of 2019, as compared to $66.8 million in the first quarter of 2019 and $64.8 million during the second quarter of 2018. Gross margin before D&A for Oilfield Chemicals was 14.2% in the second quarter of 2019 as compared to 10.9% in the first quarter of 2019 and 9.7% in the second quarter of 2018. The segment continues to see strong demand for its friction reducer product lines, with sequential margin growth driven by decreased freight costs as a result of expanding in-basin friction reducer manufacturing and improved inventory management.

The "Other" category, which contains the results of non-core operations that were in the process of being divested and wound down, generated revenues of $7.2 million in the second quarter of 2019, down from $21.6 million in the first quarter of 2019 and $38.8 million in the second quarter of 2018. The "Other" category contributed gross loss before D&A of ($0.3) million in the second quarter of 2019 as compared to gross profit of $0.6 million in the first quarter of 2019 and $5.6 million in the second quarter of 2018. With the divestments and wind down of the remaining non-core operations completed during the second quarter, these revenues and gross profit contributions should be immaterial moving forward.

Select's consolidated Adjusted EBITDA during the quarter includes $8.3 million of adjustments primarily related to non-recurring and non-cash items from the divestments of portions of non-core businesses, including $7.3 million of loss on sales of subsidiaries and other assets, primarily associated with the sale of the remaining Canadian operations, $0.4 million of asset impairments related to Canada, $0.4 million of transaction costs, and $0.2 million of lease abandonment costs largely related to the former Affirm operations. Non-cash compensation expense accounted for an additional $4.1 million adjustment and foreign currency gains related to Canadian operations produced a net impact of ($0.1) million.

Cash Flow and Balance Sheet

Cash flow from operations for the second quarter of 2019 was $38.1 million. Capital expenditures for the second quarter of 2019 were $17.9 million, net of ordinary course asset sales of $3.1 million. This figure includes approximately $9.0 million of capital expenditures related to ongoing development activities in the Northern Delaware Basin. Cash flow from operations less cash flow from investing activities was $33.7 million during the second quarter. Cash flow from investing activities includes non-ordinary course net proceeds of approximately $13.5 million during the second quarter of 2019 related to divestment activities.

Total liquidity was $263.8 million as of June 30, 2019, as compared to $221.9 million as of December 31, 2018. Following the repayment of $25.0 million of borrowings during the second quarter, the Company had no remaining outstanding borrowings under the Company's revolving credit facility as of June 30, 2019, compared to $45.0 million as of December 31, 2018. As of June 30, 2019, the Company had approximately $240.0 million of available borrowing capacity under its revolving credit facility, after giving effect to $16.4 million of outstanding letters of credit. Total cash and cash equivalents were $23.8 million at June 30, 2019 as compared to $17.2 million at December 31, 2018.

Conference Call

Select has scheduled a conference call on Wednesday, August 7, 2019 at 10:00 a.m. Eastern time / 9:00 a.m. Central time. Please dial 201-389-0872 and ask for the Select Energy Services call at least 10 minutes prior to the start time of the call, or listen to the call live over the Internet by logging on to the website at the address http://investors.selectenergyservices.com/events-and-presentations. A telephonic replay of the conference call will be available through August 21, 2019 and may be accessed by calling 201-612-7415 using passcode 13692088#. A webcast archive will also be available at the link above shortly after the call and will be accessible for approximately 90 days.

About Select Energy Services, Inc.

Select Energy Services, Inc. ("Select") is a leading provider of total water management and chemical solutions to the unconventional oil and gas industry in the United States. Select provides for the sourcing and transfer of water, both by permanent pipeline and temporary hose, prior to its use in the drilling and completion activities associated with hydraulic fracturing, as well as complementary water-related services that support oil and gas well completion and production activities, including containment, monitoring, treatment and recycling, flowback, hauling, gathering and disposal. Select, under its Rockwater Energy Solutions brand, develops and manufactures a full suite of specialty chemicals used in the well completion process and production chemicals used to enhance performance over the producing life of a well. Select currently provides services to exploration and production companies and oilfield service companies operating in all the major shale and producing basins in the United States. For more information, please visit Select's website, http://www.selectenergyservices.com.

Cautionary Statement Regarding Forward-Looking Statements

All statements in this communication other than statements of historical facts are forward-looking statements which contain our current expectations about our future results. We have attempted to identify any forward-looking statements by using words such as "expect," "will," "estimate" and other similar expressions. Although we believe that the expectations reflected, and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements. Factors that could materially impact such forward-looking statements include, but are not limited to, the factors discussed or referenced in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2018 and in any subsequently filed quarterly reports on Form 10-Q or current reports on Form 8-K. Investors should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

WTTR-ER

SELECT ENERGY SERVICES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue
Water services	$202,011	$233,954	$422,606	$452,184
Water infrastructure	51,710	55,727	105,326	109,784
Oilfield chemicals	63,001	64,807	129,830	128,437
Other	7,165	38,759	28,771	79,237
Total revenue	323,887	393,247	686,533	769,642
Costs of revenue
Water services	155,151	176,571	318,272	341,201
Water infrastructure	38,456	37,884	79,886	77,980
Oilfield chemicals	54,051	58,500	113,578	115,584
Other	7,447	33,119	28,500	68,873
Depreciation and amortization	28,843	30,445	60,361	61,327
Total costs of revenue	283,948	336,519	600,597	664,965
Gross profit	39,939	56,728	85,936	104,677
Operating expenses
Selling, general and administrative	27,297	26,871	59,673	52,552
Depreciation and amortization	906	807	1,906	1,348
Impairment of goodwill	—	—	4,396	—
Impairment of property and equipment	374	2,282	893	2,282
Impairment of cost-method investment	—	—	—	2,000
Lease abandonment costs	183	1,973	1,256	3,097
Total operating expenses	28,760	31,933	68,124	61,279
Income from operations	11,179	24,795	17,812	43,398
Other income (expense)
(Losses) gains on sales of property and equipment, net	(1,709)	2,056	(6,200)	1,502
Interest expense, net	(839)	(1,342)	(1,932)	(2,493)
Foreign currency gain (loss), net	67	(340)	327	(740)
Other expense income, net	(59)	4	210	100
Income before income tax expense	8,639	25,173	10,217	41,767
Income tax expense	(571)	(150)	(749)	(612)
Net income	8,068	25,023	9,468	41,155
Less: net income attributable to noncontrolling interests	(1,868)	(8,060)	(2,133)	(14,093)
Net income attributable to Select Energy Services, Inc.	$6,200	$16,963	$7,335	$27,062

Net income per share attributable to common stockholders:
Class A—Basic	$0.08	$0.24	$0.09	$0.40
Class A-2—Basic	$—	$—	$—	$0.40
Class B—Basic	$—	$—	$—	$—

Net income per share attributable to common stockholders:
Class A—Diluted	$0.08	$0.24	$0.09	$0.39
Class A-2—Diluted	$—	$—	$—	$0.39
Class B—Diluted	$—	$—	$—	$—

SELECT ENERGY SERVICES, INC. CONSOLIDATED BALANCE SHEETS (in thousands, except share data)

	June 30, 2019	December 31, 2018
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$23,818	$17,237
Accounts receivable trade, net of allowance for doubtful accounts of $4,921 and $5,329, respectively	324,918	341,711
Accounts receivable, related parties	3,105	1,119
Inventories	39,952	44,992
Prepaid expenses and other current assets	29,435	27,093
Total current assets	421,228	432,152
Property and equipment	1,069,496	1,114,378
Accumulated depreciation	(603,191)	(611,530)
Property and equipment held-for-sale, net	1,906	—
Total property and equipment, net	468,211	502,848
Right-of-use assets	75,302	—
Goodwill	266,934	273,801
Other intangible assets, net	142,438	148,377
Other assets	3,064	3,427
Total assets	$1,377,177	$1,360,605
Liabilities and Equity
Current liabilities
Accounts payable	$53,107	$53,847
Accrued accounts payable	43,311	62,536
Accounts payable and accrued expenses, related parties	3,417	5,056
Accrued salaries and benefits	16,734	22,113
Accrued insurance	15,799	14,849
Sales tax payable	1,282	5,820
Accrued expenses and other current liabilities	10,615	14,560
Current operating lease liabilities	19,553	—
Current portion of finance lease obligations	421	938
Total current liabilities	164,239	179,719
Long-term operating lease liabilities	75,169	16,752
Other long-term liabilities	10,921	8,361
Long-term debt	—	45,000
Total liabilities	250,329	249,832
Commitments and contingencies
Class A common stock, $0.01 par value; 350,000,000 shares authorized; 80,176,078 and 78,956,555 shares issued and outstanding as of June 30, 2019 and December 31, 2018, respectively	802	790
Class A-2 common stock, $0.01 par value; 40,000,000 shares authorized, no shares issued or outstanding as of June 30, 2019 and December 31, 2018	—	—
Class B common stock, $0.01 par value; 150,000,000 shares authorized; 26,026,843 shares issued and outstanding as of June 30, 2019 and December 31, 2018	260	260
Preferred stock, $0.01 par value; 50,000,000 shares authorized and no shares issued and outstanding as of June 30, 2019 and December 31, 2018	—	—
Additional paid-in capital	821,968	813,599
Retained earnings	25,988	18,653
Accumulated other comprehensive deficit	(380)	(368)
Total stockholders' equity	848,638	832,934
Noncontrolling interests	278,210	277,839
Total equity	1,126,848	1,110,773
Total liabilities and equity	$1,377,177	$1,360,605

SELECT ENERGY SERVICES, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited) (in thousands)

	Six months ended June 30,
	2019	2018
Cash flows from operating activities
Net income	$9,468	$41,155
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	62,267	62,675
Net loss (gain) on disposal of property and equipment	2,794	(1,503)
Bad debt expense	1,312	876
Amortization of debt issuance costs	344	344
Inventory write-down	209	394
Equity-based compensation	8,308	5,465
Impairment of goodwill	4,396	—
Impairment of property and equipment	893	2,282
Impairment of cost-method investment	—	2,000
Loss on divestitures	3,406	—
Other operating items, net	(178)	(103)
Changes in operating assets and liabilities
Accounts receivable	3,346	(46,057)
Prepaid expenses and other assets	1,245	(17,848)
Accounts payable and accrued liabilities	(23,075)	14,625
Net cash provided by operating activities	74,735	64,305
Cash flows from investing activities
Working capital settlement	691	—
Proceeds received from divestitures	25,259	—
Purchase of property and equipment	(57,513)	(63,050)
Proceeds received from sale of property and equipment	10,507	3,953
Net cash used in investing activities	(21,056)	(59,097)
Cash flows from financing activities
Borrowings from revolving line of credit	5,000	25,000
Payments on long-term debt	(50,000)	(20,000)
Payments of finance lease obligations	(549)	(1,029)
Proceeds from share issuance	56	431
Distributions to noncontrolling interests, net	(225)	(280)
Repurchase of common stock	(1,516)	(657)
Net cash (used in) provided by financing activities	(47,234)	3,465
Effect of exchange rate changes on cash	136	(146)
Net increase in cash and cash equivalents	6,581	8,527
Cash and cash equivalents, beginning of period	17,237	2,774
Cash and cash equivalents, end of period	$23,818	$11,301
Supplemental cash flow disclosure:
Cash paid for interest	$2,024	$1,959
Cash paid (refunds received) for income taxes	$204	$(1,188)

Comparison of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA, gross profit before depreciation and amortization (D&A) and gross margin before D&A are not financial measures presented in accordance with GAAP. We define EBITDA as net income, plus interest expense, taxes and depreciation & amortization. We define Adjusted EBITDA as EBITDA plus/(minus) loss/(income) from discontinued operations, plus any impairment charges or asset write-offs pursuant to GAAP, plus/(minus) non-cash losses/(gains) on the sale of assets or subsidiaries, non-recurring compensation expense, non-cash compensation expense, and non-recurring or unusual expenses or charges, including severance expenses, transaction costs, or facilities-related exit and disposal-related expenditures, plus/(minus) foreign currency losses/(gains) and plus any inventory write-downs. We define gross profit before D&A as revenue less cost of revenue, excluding cost of sales D&A expense. We define gross margin before D&A as gross profit before D&A divided by revenue. EBITDA, Adjusted EBITDA, gross profit before D&A and gross margin before D&A are supplemental non-GAAP financial measures that we believe provide useful information to external users of our financial statements, such as industry analysts, investors, lenders and rating agencies because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and non-recurring items outside the control of our management team. We present EBITDA, Adjusted EBITDA, gross profit before D&A and gross margin before D&A because we believe they provide useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP.

Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. Gross profit is the GAAP measure most directly comparable to gross profit before D&A. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures has important limitations as an analytical tool due to exclusion of some but not all items that affect the most directly comparable GAAP financial measures. You should not consider EBITDA, Adjusted EBITDA or gross profit before D&A in isolation or as substitutes for an analysis of our results as reported under GAAP. Because EBITDA, Adjusted EBITDA and gross profit before D&A may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. For further discussion, please see "Item 6. Selected Financial Data" in our Annual Report on Form 10-K for the year ended December 31, 2018.

The following tables present a reconciliation of EBITDA and Adjusted EBITDA to our net income (loss), which is the most directly comparable GAAP measure for the periods presented:

	Three months ended,
	June 30, 2019	March 31, 2019	June 30, 2018
	(unaudited)
	(in thousands)
Net income	$8,068	$1,400	$25,023
Interest expense	839	1,093	1,342
Income tax expense	571	178	150
Depreciation and amortization	29,749	32,518	31,252
EBITDA	39,227	35,189	57,767
Impairment of goodwill	—	4,396	—
Impairment of property and equipment	374	519	2,282
Lease abandonment costs	183	1,073	1,973
Non-recurring severance expenses	—	1,680	—
Non-recurring transaction costs	412	662	2,481
Non-cash compensation expenses	4,129	4,179	2,984
Non-cash loss on sale of assets or subsidiaries	7,314	5,906	249
Foreign currency (gain) loss	(67)	(260)	340
Inventory write-down	—	75	128
Adjusted EBITDA	$51,572	$53,419	$68,204

The following tables present a reconciliation of gross profit before D&A to total gross profit, which is the most directly comparable GAAP measure, and a calculation of gross margin before D&A for the periods presented:

	Three months ended,
	June 30, 2019	March 31, 2019	June 30, 2018
	(unaudited)
	(in thousands)
Gross profit by segment
Water services	$25,837	$36,212	$38,435
Water infrastructure	7,181	6,097	12,624
Oilfield chemicals	7,203	4,849	3,484
Other	(282)	(1,161)	2,185
As reported gross profit	39,939	45,997	56,728

Plus depreciation and amortization
Water services	21,023	21,262	18,948
Water infrastructure	6,073	6,089	5,219
Oilfield chemicals	1,747	2,453	2,823
Other	—	1,714	3,455
Total depreciation and amortization	28,843	31,518	30,445

Gross profit before D&A	$68,782	$77,515	$87,173

Gross Profit before D&A by segment
Water services	46,860	57,474	57,383
Water infrastructure	13,254	12,186	17,843
Oilfield chemicals	8,950	7,302	6,307
Other	(282)	553	5,640
Total gross profit before D&A	$68,782	$77,515	$87,173

Gross Margin before D&A by segment
Water services	23.2%	26.1%	24.5%
Water infrastructure	25.6%	22.7%	32.0%
Oilfield chemicals	14.2%	10.9%	9.7%
Other	(3.9)%	2.6%	14.6%
Total gross margin before D&A	21.2%	21.4%	22.2%

Contacts:	Select Energy Services
Chris George - VP, Investor Relations & Treasurer
(713) 296-1073
IR@selectenergyservices.com

Dennard Lascar Investor Relations
Ken Dennard / Lisa Elliott
713-529-6600
WTTR@dennardlascar.com